July 22, 2010                                                                                                                     FOR IMMEDIATE RELEASE

CONTACT: Kelly Polonus, Great Southern, (417) 895-5242
kpolonus@greatsouthernbank.com

Great Southern Bancorp, Inc. Reports Preliminary Quarterly Earnings of
$0.35 Per Diluted Common Share

Financial Results for the Second Quarter and First Half of 2010:

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Capital:  The capital position of the Company continues to be strong, significantly exceeding the “well capitalized” thresholds established by regulators. The Company’s capital ratios were not significantly different from December 31, 2009, ratios.

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Total Loans:  Total gross loans, including FDIC-covered loans, decreased $147.1 million, or 6.9%, from December 31, 2009. The Company’s portfolio, excluding FDIC-covered loans, decreased $76.5 million, or 4.5%, from December 31, 2009, mainly due to decreases in commercial real estate loans and construction loans. Also contributing to the decrease in total gross loans were decreases in the FDIC-covered loan portfolios. The Bank's allowance for loan losses as a percentage of total loans, excluding loans covered by FDIC loss sharing agreements, was 2.48%, 2.35%, and 1.91% at June 30, 2010, December 31, 2009, and June 30, 2009, respectively.

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Total Deposits:  Total deposits decreased $106.9 million, or 3.9%, from December 31, 2009. Largely contributing to this decrease was a $177.4 million, or 39.0%, decrease in total CDARS deposits, offset in part by an increase in checking account deposits of $96.7 million, or 9.0%, from the end of 2009. The Company continues to retain a high percentage of customer deposits acquired through the two FDIC-assisted transactions in 2009.

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Net Interest Income:  Net interest income for the second quarter of 2010 increased $5.6 million to $27.1 million compared to $21.5 million for the second quarter of 2009. Net interest margin was 3.57% for the quarter ended June 30, 2010, compared to 2.97% for the same period in 2009. The net interest margin for the second quarter of 2010 also increased 10 basis points from the quarter ended March 31, 2010.  Compared to the year-ago quarter, lower deposit rates were the primary reason for the increase in net interest income.

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Non-performing Assets: Non-performing assets, excluding FDIC-covered non-performing assets, at June 30, 2010, were $69.9 million, a decrease of $10.1 million from $80.0 million at March 31, 2010.  Non-performing assets were 2.00% of total assets at June 30, 2010, compared to 2.17% at March 31, 2010.  Compared to March 31, 2010, non-performing loans decreased $3.4 million to $23.6 million while foreclosed assets decreased $6.7 to $46.3 million.

Springfield, Mo. – Great Southern Bancorp, Inc. (NASDAQ:GSBC), the holding company for Great Southern Bank, today reported that preliminary earnings for the quarter ended June 30, 2010, were $0.35 per diluted common share ($5.0 million available to common shareholders) compared to the $0.17 per diluted common share ($2.3 million available to common shareholders) during the quarter ended June 30, 2009.

Preliminary earnings for the six months ended June 30, 2010, were $0.69 per diluted common share ($9.7 million available to common shareholders) compared to the $2.26 per diluted common share ($30.7 million available to common shareholders) during the six months ended June 30, 2009.  The 2009 period was significantly impacted by the gain recognized related to a business acquisition.

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For the three months ended June 30, 2010, return on average equity was 9.10%; return on average assets was 0.65%; and net interest margin was 3.57%. For the six months ended June 30, 2010, return on average equity was 8.98%; return on average assets was 0.62%; and net interest margin was 3.52%.

In announcing these results, President and CEO Joseph W. Turner said, “Even as the economic environment continues to be difficult and customer loan demand weak, we are pleased with our second quarter earnings.  Net interest income was up $5.6 million from a year ago with lower deposit rates primarily driving the increase. The Company’s net interest margin improved to 3.57%, increasing from 2.97% in the year-ago quarter, and increasing from 3.47% in the first quarter of 2010.  While total deposits decreased overall, primarily due to a decrease in CDARS deposit levels, customer checking account deposits increased $96.7 million, or 9.0%, from the end of 2009. Non-interest expenses were 4.0% higher as compared with the year ago quarter, but decreased from the first quarter of 2010. The Company continues to evaluate the two 2009 acquisitions to determine if additional efficiencies may be recognized.

“As expected, the Company’s loan portfolio decreased. Total gross loans, including FDIC-covered loans, decreased $147.1 million, or 6.9%, from December 31, 2009. Asset quality and the resolution of non-performing assets remain a strong focus. Our non-performing assets total decreased $10.1 million in the second quarter of 2010 compared to the first quarter, mainly because of a $6.7 million decrease in foreclosed assets reflecting our continued progress in resolving non-performing credits. Non-performing loan totals also decreased $3.4 million from the end of the first quarter; however, potential problem loan totals increased $5.0 million. To remain well reserved against inherent credit losses, we recorded a provision for loan and lease losses of $12.0 million during the quarter. Our loan charge-offs increased in the second quarter as we worked to resolve or reduce exposure on a handful of credit relationships.  While we are working through many of our problem credits and making progress, we expect non-performing assets, loan loss provisions and net charge-offs to continue to remain at elevated levels.”

Selected Financial Data:

(Dollar in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Net interest income	$27,124	$21,529	$53,695	$39,059
Provision for loan losses	12,000	6,800	17,500	11,800
Non-interest income	14,139	9,333	23,137	56,879
Non-interest expense	20,808	20,008	42,951	34,663
Provision for income taxes	2,631	897	5,018	17,143
Net income	$5,824	$3,157	$11,363	$32,332

Net income available to common shareholders	$4,976	$2,316	$9,676	$30,667
Earnings per diluted common share	$0.35	$0.17	$0.69	$2.26

NET INTEREST INCOME

Net interest income for the second quarter of 2010 increased $5.6 million to $27.1 million compared to $21.5 million for the second quarter of 2009. Net interest margin was 3.57% in the second quarter of 2010, compared to 2.97% in the same period of 2009, an increase of 60 basis points. Net interest income for the first six months of 2010 increased $14.6 million to $53.7 million compared to $39.1 million for the first six months of 2009. Net interest margin was 3.52% in the six months ended June 30, 2010, compared to 2.90% in the same period in 2009, an increase of 66 basis points.  The average interest rate spread was 3.56% and 3.51% for the three and six months ended June 30, 2010, respectively, compared to 2.96% and 2.84% for the three and six months ended June 30, 2009, respectively. The average interest rate spread increased nine basis points compared to the average interest rate spread of 3.47% in the three months ended March 31, 2010.

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As noted above, the Company’s net interest margin increased compared to the same quarter in the prior year and also increased compared to March 31, 2010. The Company’s margin was positively impacted primarily by a change in the deposit mix over the last year. The addition of the TeamBank and Vantus Bank core deposits during 2009 provided a relatively lower cost funding source, which allowed the Company to reduce some of its higher cost funds. In the latter quarters of 2009, the Company redeemed brokered deposits or replaced them with lower rate deposits, and as retail certificates of deposit matured they were renewed or replaced with certificates of deposit with lower market rates of interest. The transition from time deposits to transaction deposits continued into 2010 as lower-cost checking accounts increased while higher-cost CDARS accounts decreased.  On the income side of net interest margin, the TeamBank and Vantus Bank loans were recorded at their fair value at acquisition, which provided a current market yield on the portfolio.  This combination of lower rates being paid on deposits as the mix changes and reprices and growth in the loan portfolio compared to the year-ago quarter resulted in the increased net interest margin for the quarter ended June 30, 2010.

For additional information on net interest income components, see the “Average Balances, Interest Rates and Yields” tables in this release.

NON-INTEREST INCOME

For the three months ended June 30, 2010, non-interest income increased $4.8 million to $14.1 million when compared to the three months ended June 30, 2009.  The following items contributed to the increase:

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Gains on securities:  Gains of $3.5 million were recorded during the current period due to sales of mortgage-backed securities, while during the 2009 period, securities transactions were minimal.  Based on analyses of the securities portfolio, no impairment write-downs were necessary in the second quarter of 2010 or 2009.

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Commission income: Commission income increased almost $600,000 over the prior period due to increased activity for Great Southern Travel.  Approximately one third of the increase was a non-recurring incentive commission related to airline ticket sales.  The remainder of the increase was due to commissions earned on generally higher levels of corporate and leisure travel.

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Deposit account charges: Income from deposit account charges and ATM and debit card usage fees increased $522,000, or 11.5%, in the three months ended June 30, 2010, compared to the same period in 2009. A large portion of this increase was the result of the customers added in the 2009 FDIC-assisted acquisitions as well as organic growth in core deposits through the legacy Great Southern footprint.

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Accretion of income related to 2009 acquisitions:  Income of $1.7 million was recorded in the current period due to the discount on the FDIC indemnification assets booked in connection with the 2009 acquisitions.  This amount was up $600,000 from $1.1 million in the 2009 period.  Additional income will be recognized in future periods as loans are collected from customers and as reimbursements of losses are collected from the FDIC, but we cannot estimate the timing of this income due to the variables associated with these transactions.

For the six months ended June 30, 2010, non-interest income decreased $33.7 million to $23.1 million when compared to the six months ended June 30, 2009.  The following items contributed to the decrease:

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FDIC-assisted acquisition:  In the first half of 2009, a one-time gain of $43.9 million was recorded related to the fair value accounting estimate of the TeamBank assets acquired and liabilities assumed from the FDIC on March 20, 2009.

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Interest rate swaps: The change in the fair value of certain interest rate swaps and the related change in fair value of hedged deposits resulted in $1.2 million of income in the first half of 2009. This income was part of a 2005 accounting restatement in which approximately $3.4 million (net of taxes) was charged against retained earnings in 2005. This charge was recovered in subsequent periods as interest rate swaps matured or were terminated by the swap counterparty. There was no impact in the first half of 2010 and there will be no impact in future quarters.

Partially offsetting the increases noted above for the six month period were the following items:

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Securities impairments:  During the first half of 2009, a $4.0 million loss was recorded as a result of an impairment write-down in the value of certain available-for-sale equity investments, investments in bank trust preferred securities and an investment in a non-agency CMO. The Company continues to hold the majority of these securities in the available-for-sale category.  Based on analyses of the securities portfolio for the first half of 2010, no additional impairment write-downs were necessary.

•	Gains on securities: Gains of $3.5 million were recorded during the current period due to sales of mortgage-backed securities as discussed above.

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Deposit account charges: Income from deposit account charges and ATM and debit card usage fees increased $1.8 million, or 22.2%, in the first half of 2010, compared to the same period in 2009. A large portion of this increase was the result of the customers added in the 2009 FDIC-assisted acquisitions as well as organic growth in core deposits through the legacy Great Southern footprint.

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Commission income: Commission income increased $800,000 over the prior period due to increased activity for Great Southern Travel.  A portion of the increase was a non-recurring incentive commission related to airline ticket sales as discussed above.  The remainder of the increase was due to commissions earned on generally higher levels of corporate and leisure travel.

NON-INTEREST EXPENSE

For the three months ended June 30, 2010, non-interest expense increased $800,000 to $20.8 million when compared to the three months ended June 30, 2009.  The following items contributed to the increase:

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Vantus Bank FDIC-assisted acquisition:  The Company’s increase in non-interest expense in the second quarter of 2010 compared to the same period in 2009 included expenses related to the September 2009 FDIC-assisted acquisition of the assets and liabilities of Vantus Bank and its ongoing operation. In the three months ended June 30, 2010, non-interest expense associated with Vantus Bank was $2.1 million. The largest expense increases were in the areas of salaries and benefits and occupancy and equipment expenses.  In addition, other non-interest expenses related to the operation of other areas of the former Vantus Bank, such as lending and certain support functions, were absorbed in other pre-existing areas of the Company, resulting in increased non-interest expense.

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New banking centers: The Company’s increase in non-interest expense in the second quarter of 2010 compared to the same period in 2009 also related to the continued internal growth of the Company. The Company opened its second banking center in Lee’s Summit, Mo., in late September 2009 and its first retail banking center in Rogers, Ark., in May 2010. In the three months ended June 30, 2010, non-interest expense associated with the operation of these locations was $385,000.

Partially offsetting the above increases in non-interest expense for the second quarter of 2010 was an FDIC-imposed special assessment on all insured depository institutions based on assets minus Tier 1 capital as of June 30, 2009.  The Company recorded an expense of $1.7 million in the second quarter of 2009 related to the

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special assessment.  Though the FDIC significantly increased insurance premiums for all banks in 2009, nearly doubling the regular quarterly deposit insurance assessments, no special assessment was required in the second quarter of 2010.

For the six months ended June 30, 2010, non-interest expense increased $8.3 million to $43.0 million when compared to the six months ended June 30, 2009.  The following items contributed to the increase:

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Vantus Bank FDIC-assisted acquisition:  The Company’s increase in non-interest expense in the first half of 2010 compared to the same period in 2009 included expenses related to the September 2009 FDIC-assisted acquisition of former Vantus Bank and its ongoing operation, as discussed above. In the six months ended June 30, 2010, non-interest expense associated with Vantus Bank was $4.4 million.

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New banking centers: The Company’s increase in non-interest expense in the first half of 2010 compared to the same period in 2009 also related to the continued internal growth of the Company through new banking centers in Lee’s Summit, Mo., and Rogers Ark., as discussed above. In the six months ended June 30, 2010, non-interest expenses associated with the operation of these locations were $477,000.

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Salaries and benefits:  As a result of integrating the operations of TeamBank and Vantus Bank and the administration of the loss sharing portfolios as well as overall growth, the number of associates employed by the Company in operational and lending areas has increased 48.6% over the last year.  This in turn increased salaries and benefits paid by $2.5 million in the first half of 2010 compared to 2009.

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Net occupancy expense:  As the Company’s operations have expanded in the last year, so have the costs incurred to use and maintain buildings and equipment.  Excluding the effects of the Vantus Bank acquisition, net occupancy expenses increased $400,000 for the first half of 2010 compared to the same period in 2009.

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Foreclosure-related expenses: Due to the increase in levels of foreclosed assets, foreclosure-related expenses increased $1.2 million in the six months ended June 30, 2010, compared to the same period in 2009.

Partially offsetting the above increases in non-interest expense were the following items:

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TeamBank FDIC-assisted acquisition: Compared to the first half of 2009, salaries and benefits expenses relating to the FDIC-assisted acquisition of the assets and liabilities of TeamBank decreased $1.0 million.  This decrease was caused by retention and separation payments made in the 2009 period to former TeamBank employees whose positions were consolidated.

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FDIC insurance premiums:  The FDIC imposed a special assessment on all insured depository institutions based on assets minus Tier 1 capital as of June 30, 2009.  As discussed above, the Company recorded an expense of $1.7 million in the second quarter of 2009 related to the special assessment.  No such assessment was required in the first half of 2010.

The Company’s efficiency ratio for the quarter ended June 30, 2010, was 50.43% compared to 64.83% for the same quarter in 2009. The efficiency ratio in the second quarter of 2010 was positively impacted by lower rates on deposits resulting in an interest rate spread of 3.56% while the interest rate spread for the second quarter of 2009 was 2.96%.  The efficiency ratio for the second quarter of 2010 was also positively impacted by the gains

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recorded on securities sales.  The Company’s ratio of non-interest expense to average assets was reasonably consistent, decreasing from 2.30% for the quarter ended June 30, 2009 to 2.26% for the quarter ended June 30, 2010.

The Company’s efficiency ratio for the six months ended June 30, 2010, was 55.90% compared to 36.13% for the same period in 2009. The difference in the ratios from the current to prior periods was primarily due to the TeamBank-related one-time gain recorded in 2009.   The Company’s ratio of non-interest expense to average assets increased from 2.15% for the six months ended June 30, 2009, to 2.22% for the six months ended June 30, 2010 as a result of the increased expenses mentioned above.

INCOME TAXES

For the three and six months ended June 30, 2010, the Company’s effective tax rates were 31.1% and 30.6%, respectively, due to additional tax-exempt investments and tax-exempt loans obtained in the acquisitions. In future periods, the Company expects its effective tax rate to be 30-34%.

CAPITAL

As of June 30, 2010, total stockholders’ equity was $304.4 million (8.7% of total assets). As of June 30, 2010, common stockholders’ equity was $248.1 million (7.1% of total assets), equivalent to a book value of $18.47 per common share.  Total stockholders’ equity at December 31, 2009, was $298.9 million (8.2% of total assets). As of December 31, 2009, common stockholders’ equity was $242.9 million (6.7% of total assets), equivalent to a book value of $18.12 per common share.

At June 30, 2010, the Company’s tangible common equity to total assets ratio was 7.0% compared to 6.5% at December 31, 2009. The tangible common equity to total risk-weighted assets ratio was 12.4% at June 30, 2010 compared to 11.4% at December 31, 2009.

As of June 30, 2010, the Company’s and the Bank’s regulatory capital levels were categorized as “well capitalized” as defined by the Federal banking agencies’ capital-related regulations. On a preliminary basis, as of June 30, 2010, the Company’s Tier 1 leverage ratio was 8.82%, Tier 1 risk-based capital ratio was 15.83%, and total risk-based capital ratio was 17.09%. On June 30, 2010, and on a preliminary basis, the Bank’s Tier 1 leverage ratio was 7.62%, Tier 1 risk-based capital ratio was 13.69%, and total risk-based capital ratio was 14.95%.

Great Southern Bancorp, Inc. is a participant in the U.S. Treasury’s voluntary Capital Purchase Program (CPP), a part of the Emergency Economic Stabilization Act of 2008, designed to provide capital to healthy financial institutions to promote confidence and stabilization in the economy. At the time the Company was approved to participate in the CPP in December 2008, it exceeded all “well-capitalized” regulatory benchmarks and, as indicated above, it continues to exceed these benchmarks.  The Company issued to the U.S. Treasury 58,000 shares of the Company’s newly authorized Fixed Rate Cumulative Perpetual Preferred Stock, Series A, for an aggregate purchase price of $58.0 million. Great Southern also issued to the U.S. Treasury a warrant to purchase 909,091 shares of common stock at $9.57 per share.

Through its preferred stock investment, the Treasury receives a cumulative dividend of 5% per year for the first five years, or $2.9 million per year, and 9% per year thereafter. The preferred shares are callable at 100% of the issue price, subject to the approval of the Company’s primary federal regulator.

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PROVISION FOR LOAN LOSSES AND ALLOWANCE FOR LOAN LOSSES

The provision for loan losses increased $5.2 million, from $6.8 million during the three months ended June 30, 2009, to $12.0 million during the three months ended June 30, 2010.  The provision for loan losses increased $5.7 million, from $11.8 million during the six months ended June 30, 2009, to $17.5 million during the six months ended June 30, 2010.  The allowance for loan losses increased $434,000, or 1.1%, to $40.5 million at June 30, 2010, compared to $40.1 million at December 31, 2009. Net charge-offs were $12.0 million in the three months ended June 30, 2010, versus $4.4 million in the three months ended June 30, 2009.  Net charge-offs were $17.0 million in the six months ended June 30, 2010, versus $8.4 million in the six months ended June 30, 2009.  Seven relationships make up $10.3 million of the net charge-off total for the six months ended June 30, 2010. As of June 30, 2010, portions of two of these relationships were included in non-performing loans, portions of three were included in potential problem loans and two were both foreclosed and sold during the period.  General market conditions, and more specifically, housing supply, absorption rates and unique circumstances related to individual borrowers and projects also contributed to increased provisions and charge-offs. As properties were categorized as potential problem loans, non-performing loans or foreclosed assets, evaluations were made of the value of these assets with corresponding charge-offs as appropriate.

Management records a provision for loan losses in an amount it believes sufficient to result in an allowance for loan losses that will cover current net charge-offs as well as risks believed to be inherent in the loan portfolio of the Bank. The amount of provision charged against current income is based on several factors, including, but not limited to, past loss experience, current portfolio mix, actual and potential losses identified in the loan portfolio, economic conditions, regular reviews by internal staff and regulatory examinations.

Weak economic conditions, higher inflation or interest rates, or other factors may lead to increased losses in the portfolio and/or requirements for an increase in loan loss provision expense. Management long ago established various controls in an attempt to limit future losses, such as a watch list of possible problem loans, documented loan administration policies and a loan review staff to review the quality and anticipated collectability of the portfolio. More recently, additional procedures have been implemented to provide for more frequent management review of the loan portfolio based on loan size, loan type, delinquencies, on-going correspondence with borrowers, and problem loan work-outs. Management determines which loans are potentially uncollectible, or represent a greater risk of loss, and makes additional provisions to expense, if necessary, to maintain the allowance at a satisfactory level.

The Bank's allowance for loan losses as a percentage of total loans, excluding loans supported by the FDIC loss sharing agreements, was 2.48%, 2.35%, and 1.91% at June 30, 2010, December 31, 2009, and June 30, 2009, respectively. Management considers the allowance for loan losses adequate to cover losses inherent in the Company's loan portfolio at this time, based on recent internal and external reviews of the Company's loan portfolio and current economic conditions.  If economic conditions remain weak or deteriorate significantly, it is possible that additional loan loss provisions would be required, thereby adversely affecting future results of operations and financial condition.

ASSET QUALITY

Former TeamBank and Vantus Bank non-performing assets, including foreclosed assets, are not included in the non-performing assets totals and non-performing loans, potential problem loans and foreclosed assets discussed below because losses from these assets are substantially covered under loss sharing agreements with the FDIC.  FDIC-supported TeamBank and Vantus Bank assets were initially recorded at their estimated fair values as of their acquisition dates of March 20, 2009, and September 4, 2009, respectively.

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As a result of changes in balances and composition of the loan portfolio, changes in economic and market conditions that occur from time to time and other factors specific to a borrower’s circumstances, the level of non-performing assets will fluctuate.

Non-performing assets, excluding FDIC-covered non-performing assets, at June 30, 2010, were $69.9 million, an increase of $4.9 million from $65.0 million at December 31, 2009 and a decrease of $10.1 million from $80.0 million at March 31, 2010.  Non-performing assets as a percentage of total assets were 2.00% at June 30, 2010, compared to 1.79% at December 31, 2009 and 2.17% at March 31, 2010.  Compared to December 31, 2009, non-performing loans decreased $2.9 million to $23.6 million while foreclosed assets increased $7.8 million to $46.3 million.  Construction and land development loans comprised $9.1 million, or 38.6%, of the total $23.6 million of non-performing loans at June 30, 2010.

Non-performing Loans. As of June 30, 2010 the total dollar amount of non-performing loans decreased $3.3 million from the previous quarter ended March 31, 2010.  Changes to the following significant loan relationships contributed to the decrease during the three months ended June 30, 2010:

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A $2.1 million relationship secured by a motel located in Springfield, Mo.  The motel was sold by the borrower to a third party for $1.5 million and the remainder of the relationship was charged off during the second quarter of 2010.

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A $1.9 million loan relationship secured by a mini-storage facility located in southwest Missouri and single family residences.  The single family residences were sold at a loss of $57,000 in the first quarter of 2010.  The remainder of the relationship, secured by a mini storage facility, was charged down and subsequently sold by the borrower to a third party in the second quarter of 2010.

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A $1.6 million loan relationship secured by an apartment complex, campground and commercial land located in southwest Missouri.  The apartment complex and the commercial land were foreclosed upon during the first and second quarters of 2010, respectively, and were sold together during the second quarter of 2010.   The portion of the relationship secured by the campground remains in non-performing loans and the borrower has declared bankruptcy.

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A $1.4 million loan relationship secured by single family lots and residences located in southwest Missouri.  A portion of the relationship totaling $600,000 and collateralized by lots was transferred to foreclosed assets in the second quarter of 2010.  The borrower is working to rent or sell the remaining single family residences.

Offsetting these decreases were the following additions to non-performing loans during the three months ended June 30, 2010:

•	A $1.4 million loan relationship secured primarily by apartment buildings located in Lake of the Ozarks, Mo., with cash flow issues due to vacancies.
•	A $1.1 million loan relationship secured by residential lots and acreage located in Lake of the Ozarks, Mo. The borrower has been unable to generate recent lot sales or construction activity.

At June 30, 2010, four significant relationships totaled $9.2 million, or 39.1%, of the non-performing loans category, including the two relationships listed above.  Two other significant relationships remain in the category from previous reporting periods.  One ( $1.4 million) was previously described in the Company’s March 31, 2010, Quarterly Report on Form 10-Q under “Non-performing Loans” and the other ($5.3 million) was previously described in the Company’s December 31, 2009, Annual Report on Form 10-K under “Non-performing Loans”.

Potential Problem Loans.  Potential problem loans decreased $8.0 million during the six months ended June 30, 2010, from $50.5 million at December 31, 2009, to $42.5 million at June 30, 2010.  However, since the previous quarter ended March 31, 2010, potential problem loans increased $5.0 million.  Potential problem

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loans are loans which management has identified as having possible credit problems that may cause the borrowers difficulty in complying with current repayment terms. These loans are not reflected in non-performing assets. During the three months ended June 30, 2010, potential problem loans increased primarily due to the addition of the following eight unrelated relationships totaling $22.8 million:

•	A $7.0 million relationship secured by a residential subdivision development located in northwest Arkansas. The subdivision is complete; however, lot sales have been slow.
•	A $6.6 million relationship secured by commercial land in northwest Arkansas.
•	A $1.8 million relationship secured by single family homes in the St. Louis, Mo. area.
•	A $1.8 million relationship secured by townhomes, a spec house, vacant lots and other assets located at the Lake of the Ozarks.
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A $1.6 million relationship secured by a shopping center, lots and land located in southwest Missouri.  Vacancies in the shopping center have increased and the borrower has been unable to generate land sales.

•	A $1.5 million relationship secured by duplexes, subdivision lots, land and houses under construction in southwest Missouri.
•	A $1.3 million relationship, secured by waterfront acreage in Lake of the Ozarks, Mo.
•	A $1.2 million relationship secured by a shopping center in Tennessee with cash flow issues due to vacancies.

Offsetting the above additions to Potential Problem Loans were changes in the following relationships during the three months ended June 30, 2010:

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A $9.0 million relationship secured by condominium units and land located near Branson, Mo. This relationship was moved to non-performing loans and then subsequently foreclosed in the second quarter of 2010.

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A $5.6 million relationship secured by a residential complex in St. Louis, Mo. was returned to performing status during the second quarter of 2010 due to improved financial performance and cash flow of the project.

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A $2.0 million relationship secured by condominium units and land in Branson, Mo. A portion of this relationship totaling $1.0 million was paid off while $583,000 was foreclosed upon and subsequently sold with no loss incurred.  One loan totaling $390,000 remained after this activity and was transferred to non-performing loans.

•	A $1.0 million relationship secured by duplexes near Springfield, Mo., was foreclosed during the second quarter of 2010.

At June 30, 2010, fourteen significant relationships accounted for $37.9 million of the total Potential Problem Loan balance of $42.5 million. Six significant relationships remain from December 31, 2009 and were previously described in the Company’s December 31, 2009, Annual Report on Form 10-K under “Potential Problem Loans”.

Foreclosed Assets.  Foreclosed assets increased a net $7.8 million during the six months ended June 30, 2010, from $38.5 million at December 31, 2009, to $46.3 million at June 30, 2010.  However, during the three months ended June 30, 2010, foreclosed assets decreased $6.7 million primarily due to the following sales:

•	An $8.2 million relationship consisting of condominium units and commercial land located near Lake of the Ozarks, Mo., was sold and no loss was incurred on the transaction.
•	A $5.7 million relationship consisting of condominium units located near Lake of the Ozarks, Mo., was sold and no loss was incurred on the transaction.

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Offsetting these sales was the addition of the $9.0 million relationship consisting of condominium units and land located near Branson, Mo., discussed above.

At June 30, 2010, ten separate relationships comprised $26.8 million, or 57.8%, of the total foreclosed assets balance.  In addition to the new relationship described above, seven other of these relationships were previously described in the Company’s December 31, 2009, Annual Report on Form 10-K under “Foreclosed Assets”.  The remaining two relationships were previously described in the Company’s March 31, 2010, Quarterly Report on Form 10-Q under “Foreclosed Assets”.

BUSINESS INITIATIVES

In May 2010, the Company opened its first full-service retail banking center in Rogers, Ark. The banking center operates from the same office building as the Company’s loan production office and Great Southern Travel agency.

On June 30, 2010, Great Southern Travel acquired Pathfinder Travel and Cruises in Olathe, Kan., marking its first office in the state of Kansas. The Company also operates a banking center in Olathe.

Two other banking centers are expected to open later in 2010 as part of the Company’s overall long-term plan to open two to three banking centers per year as market conditions warrant. The Company will build its first office in Forsyth, Mo., located at 15695 Highway 160.  East of Branson, Mo., the banking center will complement the Company’s four banking centers operating in this area.

A full-service banking center in Des Peres, Mo., is currently under construction and will be the Company’s second location in the St. Louis metropolitan area. Located at 11689 Manchester, the banking center is approximately seven miles from the Company’s Creve Coeur, Mo., office that opened in 2009.  A loan production office and two Great Southern Travel offices also operate in the St. Louis market.

The Company is in the process of implementing new overdraft regulations on ATM and certain debit card transactions, effective July 1, 2010, for new customers and August 13, 2010, for existing customers. The new overdraft regulations are expected to affect overdraft fees during the second half of 2010; however, the financial impact is uncertain as communication with the affected customer base to determine their desire for overdraft services is ongoing.

The common stock of Great Southern Bancorp, Inc., is quoted on the Nasdaq Global Select Market System under the symbol “GSBC”. The last reported sale price of GSBC stock in the quarter ended June 30, 2010, was $20.31.

Great Southern offers a broad range of banking, investment, insurance and travel services to customers and clients. Headquartered in Springfield, Mo., Great Southern operates 73 banking centers and more than 200 ATMs in Missouri, Arkansas, Iowa, Kansas and Nebraska.

www.greatsouthernbank.com

Forward-Looking Statements

When used in documents filed or furnished by the Company with the Securities and Exchange Commission (the "SEC"), in the Company's press releases or other public or shareholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases "will likely result" "are expected to," "will continue," "is anticipated," "estimate," "project," "intends" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including, among other things, (i) expected cost savings, synergies and other benefits from the Company’s merger and acquisition activities might not be realized within the anticipated time frames or at all, and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected; (ii) changes in economic conditions, either nationally or in the Company’s market areas; (iii) fluctuations in interest rates; (iv) the risks of lending and investing activities, including changes in the level and direction of loan delinquencies

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and write-offs and changes in estimates of the adequacy of the allowance for loan losses; (v) the possibility of other-than-temporary impairments of securities held in the Company’s securities portfolio; (vi) the Company’s ability to access cost-effective funding; (vii) fluctuations in real estate values and both residential and commercial real estate market conditions; (viii) demand for loans and deposits in the Company’s market areas; (ix) legislative or regulatory changes that adversely affect the Company’s business; (x) monetary and fiscal policies of the Federal Reserve Board and the U.S. Government and other governmental initiatives affecting the financial services industry; (xi) results of examinations of the Company and Great Southern by their regulators, including the possibility that the regulators may, among other things, require the Company to increase its allowance for loan losses or to write-down assets; (xii) the uncertainties arising from the Company’s participation in the TARP Capital Purchase Program, including impacts on employee recruitment and retention and other business and practices, and uncertainties concerning the potential redemption by us of the U.S. Treasury’s preferred stock investment under the program, including the timing of, regulatory approvals for, and conditions placed upon, any such redemption; (xiii) costs and effects of litigation, including settlements and judgments; and (xiv) competition.  The Company wishes to advise readers that the factors listed above and other risks described from time to time in the Company’s filings with the SEC could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake-and specifically declines any obligation- to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

The following tables set forth certain selected consolidated financial information of the Company at and for the periods indicated.  Financial data for all periods is unaudited.  In the opinion of management, all adjustments, which consist only of normal recurring accruals, necessary for a fair presentation of the results for and at such unaudited periods have been included.  The results of operations and other data for the three and six months ended June 30, 2010, and 2009, are not necessarily indicative of the results of operations, which may be expected for any future period.

	June 30,	December 31,
	2010	2009
Selected Financial Condition Data:	(Dollars in thousands)

Total assets	$3,488,790	$3,641,119
Loans receivable, gross	1,975,113	2,122,226
Allowance for loan losses	40,535	40,101
Foreclosed assets, net	52,793	41,660
Available-for-sale securities, at fair value	739,019	764,291
Deposits	2,607,089	2,713,961
Total borrowings	525,671	591,908
Total stockholders’ equity	304,385	298,908
Common stockholders’ equity	248,139	242,891
Non-performing assets (excluding FDIC-covered assets)	69,874	65,001

	Three Months Ended		Six Months Ended		Three Months Ended
	June 30,		June 30,		March 31,
	2010	2009	2010	2009	2010
Selected Operating Data:	(Dollars in thousands, except per share data)

Interest income	$39,612	$39,971	$79,366	$74,271	$39,754
Interest expense	12,488	18,442	25,671	35,212	13,183
Net interest income	27,124	21,529	53,695	39,059	26,571
Provision for loan losses	12,000	6,800	17,500	11,800	5,500
Non-interest income	14,139	9,333	23,137	56,879	8,997
Non-interest expense	20,808	20,008	42,951	34,663	22,143
Provision for income taxes	2,631	897	5,018	17,143	2,387
Net income	$5,824	$3,157	$11,363	$32,332	$5,538
Net income available-to-common shareholders	$4,976	$2,316	$9,676	$30,667	$4,699

	At or For the Three Months Ended		At or For the Six Months Ended		At or For the Three Months Ended
	June 30,		June 30,		March 31,
	2010	2009	2010	2009	2010
Per Common Share:	(Dollars in thousands, except per share data)

Net income (fully diluted)	$0.35	$0.17	$0.69	$2.26	$0.34
Book value	$18.47	$15.06	$18.47	$15.06	$18.24

Earnings Performance Ratios:
Annualized return on average assets	0.65%	0.37%	0.62%	2.09%	0.60%
Annualized return on average stockholders’ equity	9.10%	6.15%	8.98%	33.19%	8.87%
Net interest margin	3.57%	2.97%	3.52%	2.90%	3.47%
Average interest rate spread	3.56%	2.96%	3.51%	2.84%	3.47%
Efficiency ratio	50.43%	64.83%	55.90%	36.13%	62.26%
Non-interest expense to average total assets	2.26%	2.30%	2.22%	2.15%	2.17%

Asset Quality Ratios (excluding FDIC-supported assets):
Allowance for loan losses to period-end loans	2.48%	1.91%	2.48%	1.91%	2.40%
Non-performing assets to period-end assets	2.00%	1.63%	2.00%	1.63%	2.17%
Non-performing loans to period-end loans	1.19%	0.75%	1.19%	0.75%	1.30%
Annualized net charge-offs to average loans	2.89%	1.01%	2.02%	0.96%	1.18%

Great Southern Bancorp, Inc. and Subsidiaries
Consolidated Statements of Financial Condition
(In thousands, except number of shares)

	June 30, 2010	December 31, 2009	March 31, 2010
Assets

Cash	$207,568	$242,723	$329,953
Interest-bearing deposits in other financial institutions	257,588	201,853	236,198
Cash and cash equivalents	465,156	444,576	566,151

Available-for-sale securities	739,019	764,291	730,889
Held-to-maturity securities	16,125	16,290	16,290
Mortgage loans held for sale	12,304	9,269	6,611
Loans receivable (1), net of allowance for loan losses of $40,535 – June 2010; $40,101 – December 2009	1,934,578	2,082,125	2,029,164
FDIC indemnification asset	129,730	141,484	135,864
Interest receivable	14,047	15,582	14,482
Prepaid expenses and other assets	62,864	66,020	72,581
Foreclosed assets held for sale (2), net	52,793	41,660	56,567
Premises and equipment, net	44,170	42,383	43,363
Goodwill and other intangible assets	5,811	6,216	5,992
Federal Home Loan Bank stock	12,193	11,223	11,081

Total Assets	$3,488,790	$3,641,119	$3,689,035

Liabilities and Stockholders’ Equity

Liabilities
Deposits	$2,607,089	$2,713,961	$2,795,171
Federal Home Loan Bank advances	166,333	171,603	168,125
Securities sold under reverse repurchase agreements with customers	274,963	335,893	309,478
Structured repurchase agreements	53,168	53,194	53,181
Short-term borrowings	278	289	248
Subordinated debentures issued to capital trust	30,929	30,929	30,929
Accrued interest payable	5,128	6,283	6,215
Advances from borrowers for taxes and insurance	1,771	1,268	1,261
Accounts payable and accrued expenses	33,425	9,423	9,246
Current and deferred income taxes	11,321	19,368	14,137

Total Liabilities	3,184,405	3,342,211	3,387,991

Stockholders’ Equity
Capital stock
Serial preferred stock, $.01 par value; authorized 1,000,000 shares; issued and outstanding 58,000 shares	56,246	56,017	56,131
Common stock, $.01 par value; authorized 20,000,000 shares; issued and outstanding June 2010 – 13,433,525 shares, December 2009 – 13,406,403 shares	134	134	134
Common stock warrants; 909,091 shares	2,452	2,452	2,452
Additional paid-in capital	20,433	20,180	20,312
Retained earnings	213,814	208,625	211,189
Accumulated other comprehensive gain	11,306	11,500	10,826

Total Stockholders’ Equity	304,385	298,908	301,044

Total Liabilities and Stockholders’ Equity	$3,488,790	$3,641,119	$3,689,035

(1)	At June 30, 2010 and December 31, 2009, includes loans net of discounts totaling $358.5 and $425.7 million, respectively, which are subject to significant FDIC support through loss sharing agreements.
(2)
At June 30, 2010 and December 31, 2009, includes foreclosed assets net of discounts totaling $6.5 and $3.1 million, respectively, which are subject to significant FDIC support through loss sharing agreements.

Great Southern Bancorp, Inc. and Subsidiaries
Consolidated Statements of Income
(In thousands)

	Three Months Ended		Six Months Ended		Three Months Ended
	June 30,		June 30,		March 31,
	2010	2009	2010	2009	2010
Interest Income
Loans	$32,553	$31,582	$64,747	$58,313	$32,194
Investment securities and other	7,059	8,389	14,619	15,958	7,560
	39,612	39,971	79,366	74,271	39,754
Interest Expense
Deposits	10,140	14,974	20,797	29,014	10,657
Federal Home Loan Bank advances	1,407	1,492	2,804	2,437	1,397
Short-term borrowings and repurchase agreements	799	1,774	1,792	3,306	993
Subordinated debentures issued to capital trust	142	202	278	455	136
	12,488	18,442	25,671	35,212	13,183

Net Interest Income	27,124	21,529	53,695	39,059	26,571
Provision for Loan Losses	12,000	6,800	17,500	11,800	5,500
Net Interest Income After Provision for Loan Losses	15,124	14,729	36,195	27,259	21,071

Noninterest Income
Commissions	2,344	1,752	4,410	3,613	2,066
Service charges and ATM fees	5,061	4,539	9,644	7,894	4,583
Net gains on loan sales	755	736	1,548	1,341	793
Net realized gains (losses) on sales and impairments of available-for-sale securities	3,465	176	3,465	(3,809)	—
Late charges and fees on loans	237	173	441	311	204
Change in interest rate swap fair value net of change in hedged deposit fair value	—	337	—	1,184	—
Initial gain recognized on business acquisition	—	—	—	43,876	—
Accretion of income related to business acquisition	1,665	1,116	2,565	1,116	900
Other income	612	504	1,064	1,353	451
	14,139	9,333	23,137	56,879	8,997

Noninterest Expense
Salaries and employee benefits	11,167	10,136	22,203	18,052	11,036
Net occupancy expense	3,382	2,728	6,871	5,499	3,489
Postage	835	676	1,667	1,242	832
Insurance	1,120	2,572	2,252	3,526	1,133
Advertising	580	425	799	641	218
Office supplies and printing	360	297	823	476	463
Telephone	566	451	1,108	796	542
Legal, audit and other professional fees	626	672	1,291	1,341	665
Expense on foreclosed assets	416	598	2,583	1,350	2,167
Other operating expenses	1,756	1,453	3,354	1,740	1,598
	20,808	20,008	42,951	34,663	22,143

Income Before Income Taxes	8,455	4,054	16,381	49,475	7,925
Provision for Income Taxes	2,631	897	5,018	17,143	2,387
Net Income	5,824	3,157	11,363	32,332	5,538
Preferred Stock Dividends and Discount Accretion	848	841	1,687	1,665	839

Net Income Available to Common Shareholders	$4,976	$2,316	$9,676	$30,667	$4,699

Earnings Per Common Share
Basic	$0.37	$0.17	$0.72	$2.29	$0.35
Diluted	$0.35	$0.17	$0.69	$2.26	$0.34

Dividends Declared Per Common Share	$0.18	$0.18	$0.36	$0.36	$0.18

Average Balances, Interest Rates and Yields

The following table presents, for the periods indicated, the total dollar amount of interest income from average interest-earning assets and the resulting yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates, and the net interest margin.  Average balances of loans receivable include the average balances of non-accrual loans for each period.  Interest income on loans includes interest received on non-accrual loans on a cash basis.  Interest income on loans includes the amortization of net loan fees, which were deferred in accordance with accounting standards.  Fees included in interest income were $483,000 and $456,000 for the three months ended June 30, 2010, and 2009, respectively.  Fees included in interest income were $907,000 and $894,000 for the six months ended June 30, 2010, and 2009, respectively.  Tax-exempt income was not calculated on a tax equivalent basis.  The table does not reflect any effect of income taxes.

	June 30, 2010	Three Months Ended June 30, 2010			Three Months Ended June 30, 2009
	Yield/Rate	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate
		(Dollars in thousands)
Interest-earning assets:
Loans receivable:
One- to four-family residential	5.74%	$341,800	$5,204	6.11%	$274,136	$3,834	5.61%
Other residential	5.69	216,004	3,180	5.90	121,934	1,873	6.16
Commercial real estate	6.11	691,917	11,117	6.44	580,751	10,365	7.16
Construction	5.64	331,040	5,454	7.06	582,365	8,837	6.09
Commercial business	5.73	171,415	3,016	6.61	140,102	2,499	7.16
Other loans	7.25	223,119	3,647	6.56	191,964	2,985	6.24
Industrial revenue bonds	6.00	62,844	935	5.97	63,764	1,189	7.48

Total loans receivable	6.11	2,038,139	32,553	6.41	1,955,016	31,582	6.48

Investment securities	4.18	771,917	6,920	3.60	769,071	8,281	4.32
Other interest-earning assets	0.19	234,294	139	0.24	183,969	108	0.24

Total interest-earning assets	5.14	3,044,350	39,612	5.22	2,908,056	39,971	5.51
Non-interest-earning assets:
Cash and cash equivalents		280,965			226,202
Other non-earning assets		280,101			237,552
Total assets		$3,605,416			$3,371,810

Interest-bearing liabilities:
Interest-bearing demand and savings	0.92	$898,182	2,143	0.96	$585,917	1,591	1.09
Time deposits	2.26	1,561,764	7,997	2.05	1,658,206	13,383	3.24
Total deposits	1.73	2,459,946	10,140	1.65	2,244,123	14,974	2.68
Short-term borrowings and repurchase agreements	1.00	353,472	799	0.91	417,824	1,774	1.70
Subordinated debentures issued to capital trust	1.90	30,929	142	1.84	30,929	202	2.62
FHLB advances	4.05	167,514	1,407	3.37	200,618	1,492	2.98

Total interest-bearing liabilities	1.78	3,011,861	12,488	1.66	2,893,494	18,442	2.55
Non-interest-bearing liabilities:
Demand deposits		257,876			183,870
Other liabilities		23,322			33,332
Total liabilities		3,293,059			3,110,696
Stockholders’ equity		312,357			261,114
Total liabilities and stockholders’ equity		$3,605,416			$3,371,810

Net interest income:
Interest rate spread	3.36%		$27,124	3.56%		$21,529	2.96%
Net interest margin*				3.57%			2.97%
Average interest-earning assets to average interest-bearing liabilities		101.1%			100.5%

______________
*Defined as the Company’s net interest income divided by total interest-earning assets.

	June 30, 2010	Six Months Ended June 30, 2010			Six Months ended June 30, 2009
	Yield/Rate	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate
	(Dollars in thousands)
Interest-earning assets:
Loans receivable:
One- to four-family residential	5.74%	$344,405	$10,352	6.06%	$257,265	$7,409	5.81%
Other residential	5.69	216,372	6,465	6.03	124,135	3,736	6.07
Commercial real estate	6.11	703,234	22,325	6.40	541,523	18,065	6.73
Construction	5.64	342,350	10,321	6.97	568,347	16,568	5.88
Commercial business	5.73	170,288	5,885	6.08	135,557	4,537	6.75
Other loans	7.25	231,331	7,400	6.45	191,862	5,829	6.13
Industrial revenue bonds	6.00	66,687	1,999	6.04	61,994	2,169	7.06

Total loans receivable	6.11	2,074,667	64,747	6.29	1,880,683	58,313	6.25

Investment securities	4.18	774,268	14,356	3.74	709,609	15,760	4.48
Other interest-earning assets	0.19	226,098	263	0.23	129,621	198	0.31

Total interest-earning assets	5.14	3,075,033	79,366	5.20	2,719,913	74,271	5.51
Non-interest-earning assets:
Cash and cash equivalents		291,754			225,528
Other non-earning assets		275,301			154,860
Total assets		$3,642,088			$3,100,301

Interest-bearing liabilities:
Interest-bearing demand and savings	0.92	$873,741	4,201	0.97	$541,332	2,982	1.11
Time deposits	2.26	1,618,236	16,596	2.07	1,521,069	26,032	3.45
Total deposits	1.73	2,491,977	20,797	1.68	2,062,401	29,014	2.84
Short-term borrowings and repurchase agreements	1.00	365,397	1,792	0.99	400,105	3,306	1.67
Subordinated debentures issued to capital trust	1.90	30,929	278	1.81	30,929	455	2.97
FHLB advances	4.05	168,013	2,804	3.37	165,491	2,437	2.97

Total interest-bearing liabilities	1.78	3,056,316	25,671	1.69	2,658,926	35,212	2.67
Non-interest-bearing liabilities:
Demand deposits		253,489			164,242
Other liabilities		23,162			26,614
Total liabilities		3,332,967			2,849,782
Stockholders’ equity		309,121			250,519
Total liabilities and stockholders’ equity		$3,642,088			$3,100,301

Net interest income:
Interest rate spread	3.36%		$53,695	3.51%		$39,059	2.84
Net interest margin*				3.52%			2.90%
Average interest-earning assets to average interest-bearing liabilities		100.6%			102.3%
______________
*Defined as the Company’s net interest income divided by total interest-earning assets.